Exhibit 99

Dear Shareholder:

Enterprise Bank reported net income of $2.3 million, or $0.28 per diluted share, for the quarter ended September 30, 2009, compared to $1.7 million, or $0.21 per diluted share, for the quarter ended September 30, 2008.  Net income for the nine months ended September 30, 2009 amounted to $5.2 million, or $0.63 diluted earnings per share, compared to $5.5 million, or $0.69 diluted earnings per share, for the comparable 2008 period.  Loans outstanding totaled $1.06 billion at September 30, 2009, an increase of $110.3 million, or 12%, since December 31, 2008, representing an annualized growth rate of 16%, and an increase of $39.5 million since June 30, 2009.   Deposits, excluding brokered deposits, totaled $1.04 billion at September 30, 2009, an increase of $167 million, or 19%, since December 31, 2008, representing an annualized growth rate of 26%, and an increase of $14.7 million since June 30, 2009.

On October 16, 2009, the Company declared a quarterly dividend of $0.095 per share to be paid on December 1, 2009, to shareholders of record as of November 10, 2009, compared to the quarterly dividend of $0.09 per share paid in December 2008.  The quarterly dividend represents a 5.6% increase over the 2008 dividend rate.

We are very pleased with Enterprise’s earnings, continued deposit and loan growth, overall financial results, and progress. The significant investments that have been made to further position Enterprise Bank to seize the current market opportunities, including investments in branch expansion, technology, marketing, personnel, and other investments, are resulting in strong deposit and loan growth and increased earnings. The 32% increase in net income in the third quarter was achieved in spite of increased FDIC insurance premiums impacting all banks, and ongoing expenditures to position Enterprise for continued growth and branch expansion. The current environment provides what we believe are unprecedented opportunities for community banks like Enterprise, as customers migrate from larger, national banks to local community banks, choosing to do business with banking professionals they know and trust.  At a time when many large regional and national financial institutions are retrenching, Enterprise is successfully growing loans and deposits, as indicated by our 2009 year-to-date annualized growth rates of 16% and 26%, respectively, while we continue to expand our branch network and invest in our infrastructure and in our employees.  During the quarter, our temporary Derry, NH loan production office began operating as a full-service branch. We also recently began construction on our permanent Derry location, which we expect to be open in late spring 2010.

We appreciate that the need for and the desire of local businesses, professionals, non profits and individuals to do business with a stable, local community bank, like Enterprise, is stronger than ever.  We anticipate that the current banking environment will continue to provide abundant opportunities for Enterprise to acquire new customers, increase market share and expand geographically over the coming years.

Results of Operations

The increase in net income for the quarter ended September 30, 2009, when compared to the same period in 2008, was primarily due to an increase in net interest income, partially offset by a decrease in gains on sales of investments and increases in FDIC insurance premiums and other non-interest expenses.

Net income for year-to-date September 2009, when compared to the same period in 2008, was impacted primarily by an increase in net interest income, which was more than offset by increases in the provision for loan losses, a decrease in non interest income, and increases in FDIC insurance premiums and other non-interest expenses.

Net interest income for the quarter ended September 30, 2009 amounted to $12.5 million, compared to $10.9 million in the September 2008 quarter, an increase of $1.6 million or 15%.  Net interest income for the nine-month period ended September 30, 2009 amounted to $35.3 million, an increase of 14%, compared to $31.0 million for the nine months ended September 30, 2008.  The increase in net interest income over the comparable quarter and year-to-date

2008 periods was due primarily to strong loan growth. Average loan balances increased $150.6 million and $133.6 million for the quarter-over-quarter and year-over-year periods, respectively.

Net interest margin was 4.32% for the three months ended September 30, 2009, compared to 4.19% and 4.27% for the quarters ended June 30, 2009 and September 30, 2008, respectively. Year-to-date net interest margin was 4.23% for the nine months ended September 30, 2009 compared to 4.22% for the same period in 2008, and 4.23% for the year ended December 31, 2008.

The provision for loan losses amounted to $1.1 million for the three months ended September 30, 2009, compared to $1.2 million for the same period in 2008, and amounted to $3.1 million and $2.0 million for the nine months ended September 30, 2009 and 2008, respectively. The increase in the year-to-date provision was due to several factors: the level of loan growth during the period; 2009 year-to-date net charge-offs of $887 thousand compared to $387 thousand for the same period last year; and an increase in specific reserves.  Annualized year-to-date net charge-offs amounted to 0.12% of average total loans in 2009 compared to 0.06% for the same period in 2008.  Non-performing assets amounted to 1.30% of total assets at September 30, 2009 compared to 1.09%, 0.73% and 0.63% at June 30, 2009, December 31, 2008 and September 30, 2008, respectively.  The ratio of loans 60-89 days past due to total loans declined to 0.12% at September 30, 2009 compared to 0.32% at June 30, 2009 and 0.28% at December 31, 2008.  The allowance for loan losses to total loans ratio was 1.65% at September 30, 2009, compared to 1.64% at June 30, 2009, and 1.61% at December 31, 2008.  In general, the trends in non-performing statistics are consistent with the economic environment at the local level, which has been less severely impacted than nationally.  Our credit quality and allowance ratios continue to compare favorably to peer groups.

Non-interest income for the three months ended September 30, 2009 amounted to $2.4 million as compared to $2.6 million at September 30, 2008.  Non-interest income for the nine months ended September 30, 2009 and September 30, 2008 amounted to $7.1 million and $7.4 million, respectively.  Year-to-date investment advisory income decreased $405 thousand over the same period in the prior year, due to the decline in the value of assets under management, resulting primarily from investment market conditions.  During the nine months ended September 30, 2009, net gains on security sales were offset in part by the other than temporary impairment on certain equity securities and resulted in net gains of $189 thousand, compared to net gains of $267 thousand for the nine months ended September 30, 2008.  Gains realized on the sales of loans increased $426 thousand over the comparable year-to-date period due to the increase in volume of residential loan production as a result of the favorable market interest rates in 2009.

Non-interest expense for the three months ended September 30, 2009, amounted to $10.5 million, an increase of 9%, compared to the same quarter last year.  Non-interest expense for the nine months ended September 30, 2009, amounted to $32.1 million, an increase of 13%, compared to the same period in the prior year. The increase in non-interest expense was related primarily to strategic growth, new branches opened and increases in FDIC deposit insurance assessments. Strategic growth initiatives resulted in increases in the areas of compensation-related costs, occupancy, and advertising and public relations expenses.  Year-to-date deposit insurance premiums increased $1.2 million compared to the same nine-month period in 2008, due to changes in the FDIC insurance assessment rates and a special June 30, 2009 assessment, which applied to all insured banks, intended to replenish the FDIC’s deposit insurance reserves.

Total assets were $1.29 billion at September 30, 2009 as compared to $1.18 billion at December 31, 2008, an increase of 9%. Total loans increased $110.3 million, or 12%, since December 31, 2008 amounting to $1.06 billion at September 30, 2009.  Total deposits, excluding brokered deposits, were $1.04 billion at September 30, 2009 compared to $872.5 million at December 31, 2008, an increase of 19%.  Brokered deposits amounted to $88.2 million and $75.4 million on those respective dates. Investment assets under management amounted to $421.6 million at September 30, 2009 compared to $439.7 million at December 31, 2008, a decrease of 4%.  The decrease is attributable primarily to declines in commercial sweep account balances during the period partially offset by an increase in Investment Advisory assets in the last quarter. Total assets under management amounted to $1.75 billion at September 30, 2009 and $1.65 billion at December 31, 2008.

As many shareholders may be aware, our financial results are available to the public, via our website and the SEC website, approximately 5-7 days before you receive this mailing. In the future, we would be happy to email our results to you as soon as they are posted.   If you are interested in receiving our report via email, please contact Deborah Muldoon at deborah.muldoon@ebtc.com.

Thank you for your support over the past twenty years.  Together we can look forward to a bright future for Enterprise Bank.

Sincerely,

George L. Duncan	John P. Clancy, Jr.	Richard W. Main
Chairman	CEO	President

Matters discussed in this letter contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of the words “expect”, “intend”, “anticipate”, “will”, “plan”, “believe”, “continue”, or similar expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control, which could cause the actual results of future events to differ materially from the forward-looking statements. For more information about these risks, uncertainties and other factors, please see our most recent annual report on Form 10-K as filed with the Securities and Exchange Commission.

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED INCOME STATEMENTS

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2009	2008	2009	2008
Net interest income	$12,507	$10,915	$35,315	$30,986
Provision for loan losses	1,140	1,173	3,106	2,040
Net interest income after provision for loan losses	11,367	9,742	32,209	28,946
Non-interest income	2,357	2,625	7,085	7,410
Non-interest expense	10,520	9,639	32,075	28,274
Income before income taxes	3,204	2,728	7,219	8,082
Provision for income taxes	935	1,009	2,058	2,563
Net Income	$2,269	$1,719	$5,161	$5,519

Basic earnings per share	$0.28	$0.22	$0.63	$0.69
Diluted earnings per share	$0.28	$0.21	$0.63	$0.69
Basic weighted average common shares outstanding	8,228,897	7,984,628	8,157,273	7,961,943
Diluted weighted average common shares outstanding	8,239,729	8,012,595	8,171,171	7,997,111

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 30, 2009	December 31, 2008	Sept. 30, 2008
Cash and cash equivalents	$41,839	$25,276	$46,154
Investment securities at fair value	142,904	159,373	137,535
Loans, net of allowance for loan losses	1,041,410	933,372	893,573
Other assets	61,274	62,456	59,284
Total assets	$1,287,427	$1,180,477	$1,136,546

Deposits	$1,127,701	$947,903	$944,253
Borrowed funds	31,170	121,250	83,476
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	20,273	9,395	9,316
Total stockholders’ equity	97,458	91,104	88,676
Total liabilities and stockholders’ equity	$1,287,427	$1,180,477	$1,136,546

CONSOLIDATED FINANCIAL DATA AND RATIOS

	At or for the nine months ended	At or for the year ended	At or for the nine months ended
	September 30, 2009	December 31, 2008	September 30, 2008
Balance Sheet Items:
Total assets	$1,287,427	$1,180,477	$1,136,546
Loans serviced for others	44,010	28,341	20,683
Investment assets under management	421,553	439,711	516,457
Total assets under management	$1,752,990	$1,648,529	$1,673,686

Book value per share	$11.82	$11.35	$11.09
Dividends per common share	$0.285	$0.360	$0.270
Allowance for loan losses to total loans	1.65%	1.61%	1.67%
Non-performing assets to total assets	1.30%	0.73%	0.63%

Income Statement Items (annualized):
Return on average assets	0.56%	0.51%	0.68%
Return on average stockholders’ equity	7.36%	6.26%	8.33%
Net interest margin (tax equivalent)	4.23%	4.23%	4.22%